SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 22, 2016

NORTECH SYSTEMS INCORPORATED

(Exact name of registrant as specified in charter)

Minnesota	0-13257	41-16810894
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

7550 Meridian Circle N, Maple Grove, MN 55369

(Address of principal executive offices)

(952) 345-2244

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On February 22, 2016, Nortech Systems Incorporated (the “Company”) entered into the Eighth Amendment (the “Eighth Amendment”) to its Third Amended and Restated Credit and Security Agreement with Wells Fargo Bank, National Association (the “Amended Credit Agreement”).  The Eighth Amendment provides for, among other things, a fixed charge coverage ratio of not less than (i) 1.20 to 1.00 for the trailing twelve month period ending December 31, 2015 and (ii) 1.15 to 1.00 for each period thereafter. The existing fixed charge coverage ratio that the Company was required to maintain under the Amended Credit Agreement was not less than (i) 1.10 to 1.00 for the trailing twelve month period ending January 31, 2015, up to and including September 30, 2015, and (ii) 1.20 to 1.00 for each period thereafter.  The Eighth Amendment also provides for a new calculation to determine the fixed charge coverage ratio.  The Eighth Amendment did not amend any other terms of the line of credit or the equipment, capital expenditure or real estate term notes under the existing Amended Credit Agreement.

The Amended Credit Agreement contains certain covenants which, among other things, require the Company to adhere to regular reporting requirements, abide by annual shareholder dividend limitations, maintain certain financial performance, and limit the amount of annual capital expenditures.

The foregoing summary description of the terms and conditions of the Eighth Amendment does not purport to be complete and is qualified in its entirety by reference to the Eighth Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Eighth Amendment to Third Amended and Restated Credit and Security Agreement effective as of February 22, 2016 between the Company and Wells Fargo Bank, National Association.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2016

Nortech Systems Incorporated
(Registrant)

/s/ Richard G. Wasielewski
Richard G. Wasielewski
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Eighth Amendment to Third Amended and Restated Credit and Security Agreement effective as of February 22, 2016 between the Company and Wells Fargo Bank, National Association.